Exhibit 99.1

ORSUS XELENT TECHNOLOGIES OBTAINS RMB 49,000,000 ($6.2 MILLION USD) LINE OF CREDIT FROM BEIJING RURAL COMMERCIAL BANK

NEW YORK, NY - (Prime Newswire) January 9, 2007 -- Orsus Xelent Technologies, Inc. (OTCBB: ORXT), announced today that the Company has signed a Credit Line Agreement with the Beijing Rural Commercial Bank, Jun Bo Branch. Under the terms of the agreement, the Beijing Rural Commercial Bank, Bun Jo Branch will provide Orsus Xelent Technologies with a RMB49,000,000 ($6.2 Million USD) line of credit.

“Orsus has continued to expand its presence in China in both the traditional handset business as well as its new special application mobile device platforms. This credit line agreement indicates that domestic banks are paying close attention to Orsus Xelent Technologies' growth and demonstrates the company’s ability to access capital in China at favorable terms.” said Xavier Xin Wang, CEO of Orsus Xelent Technologies, Inc. Mr. Wang continued, “This access to capital also enhances Orsus Xelent’s capability to handle new orders and increases in existing orders that the company anticipates receiving this year.”

About Orsus Xelent Technologies

Incorporated in the state of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. Since the company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit: www.orsus-xelent.com.

About Beijing Rural Commercial Bank

The Beijing Rural Commercial Bank, China’s first provincial-level joint-stock rural commercial bank, was established to replace the 51 year old Beijing Rural Credit Cooperative. By the end of 2005, the total capital of the new bank reached 128.233 billion Yuan, and its total revenue amounted to 3.573 billion RMB. The Beijing Rural Commercial Bank continues to focus on urban and rural markets, agricultural development, Small and Medium-Sized Enterprises (SMEs) and common citizens. The bank will also reinforce services for rural areas and continue to contribute to Beijing’s economic and social development.

Information Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

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